EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-107555, 333-101569, 333-86595, 333-65721, 333-40697, 333-34677, 33-65412, 33-97512, 33-65414, and 33-88114, of Pacific Sunwear of California, Inc. on Form S-8 of our reports dated April 4, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements as of January 31, 2004 and for the years ended January 31, 2004 and February 1, 2003) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
April 11, 2005